Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Company Contact:
Peter Rahmer	Thomas A. Bologna
Trout Group	Chairman & Chief Executive Officer
646-378-2973	323-224-3900

Response Genetics, Inc. Announces Fourth Quarter and Year-End 2014 Financial Results

Response DX Revenue increased 16% and 22% over Fourth Quarter and Full Year 2013 Respectively

LOS ANGELES, March 31, 2015 — Response Genetics, Inc. (Nasdaq: RGDX), a company focused on the development and sale of molecular diagnostic tests that help determine a patient’s response to cancer therapy, today announced its consolidated financial results and business progress for the fourth quarter and full year ended December 31, 2014.

Total revenue for the fourth quarter ended December 31, 2014 was $4.1 million compared to $4.8 million for the quarter ended December 31, 2013. The Company’s ResponseDX® revenue was $3.7 million compared to $3.2 million for the quarter ended December 31, 2013, an increase of 15.6%. The Company’s pharmaceutical client revenue, which varies significantly on a quarterly basis by its nature and concentration, was $0.4 million for the quarter ended December 31, 2014 versus $1.6 million for the fourth quarter of 2013.

The Company believes its ResponseDX® revenues are increasing as a result of the Company’s planned and implemented service offerings and accelerated focus and sales emphasis on larger accounts. To this end, the Company began seeing results in 2014 of what it believes is the best-in-class TC/PC testing service. With this service, the Company provides the technical component (TC), or the processing of patient samples, for interpretation by the sending pathologists, the professional component (PC). In addition to its TC/PC testing service, the expansion of the Company’s testing menu and the introduction of the ResponseDX: Tissue of Origin® test, as well as other initiatives in process, the Company expects to add further volume to its sales base. The decrease in pharmaceutical client revenue relative to the quarter ended December 31, 2013 primarily relates to the timing of services performed for the Company’s largest pharmaceutical client.

As a result of the decreased pharmaceutical revenues in the fourth quarter of 2014, the Company’s gross margin decreased to 40% for the quarter ending December 31, 2014 compared to 48% for the fourth quarter of 2013.

Excluding cost of revenue, total operating expenses for the fourth quarter 2014 were $4.7 million, compared to $5.4 million, for the same period last year, a decrease of 13%, primarily as a result of cost containment policies implemented by the Company throughout the organization.

The Company’s net loss for the quarter ended December 31, 2014 was $3.4 million, or $(0.09) per share, compared to a net loss of $3.2 million, or $(0.09) per share, for the quarter ended December 31, 2013.

Total revenue for the year ended December 31, 2014 was $16.7 million compared to $19.8 million for the year ended December 31, 2013. 2014 ResponseDX® revenues increased $2.6 million or 22% over 2013, offset by a $5.7 million decrease in pharmaceutical client revenue.

Total operating expenses for the year ended December 31, 2014 were $19.7 million, compared to $17.3 million for the year ended December 31, 2013. This increase in total operating expense of approximately $2.4 million was primarily related to an increase in expense related to the allowance for doubtful accounts for the Company’s ResponseDX® business. The Company’s back office operations required significant attention which the Company began to implement late in the fourth quarter of 2014. Since its implementation, the Company has seen a significant increase in cash collections related to our ResponseDX® sales.

“We are pleased with the increase in our 2014 ResponseDX® revenues which have grown by approximately 22% over the prior year,” said Thomas A. Bologna, the Company’s Chairman & Chief Executive Officer. “Strategically, we continue to focus our revenue mix on the ResponseDX® business for a number of reasons including its more predictable and controllable nature relative to that of our pharma business. Also, we significantly overhauled our back office operations in the second half of 2014 and are encouraged by the impact these changes are already having on revenue collections. In the first two months of 2015 relative to the last two months of 2014, cash collections related to our ResponseDX® sales more than doubled.”

Mr. Bologna added, “We anticipate an overall growth trend in our ResponseDX® business, including collections, largely as a result of the initiatives and infrastructure that we implemented, including the results of our focus on larger potential accounts, awareness and increasing sales of our ResponseDX: Tissue of Origin® test and the receipt of our New York State license last December. In addition, we anticipate increases in 2015 pharmaceutical client revenue primarily as a result of new relationships and the ramping up of the ALCHEMIST multi-million dollar NCI related study. With these growth drivers in place, and our emphasis on execution and needed support, we believe we have strengthened our position as a content driven, solid tumor, molecular diagnostics company with a differentiated approach for today's rapidly changing and increasingly cost conscious healthcare environment.”

Cash and cash equivalents at December 31, 2014, were $2.2 million, compared to $8.1 million at December 31, 2013.

The Company’s net loss of $13.7 million for the year ended December 31, 2014 increased from the net loss of $8.0 million for the year ended December 31, 2013, primarily due to the nature and timing of the decrease in pharmaceutical revenues and increased expenses mentioned above.

Recent Development and Highlights

New York State Department of Health Approval to Market ResponseDX® Tests in New York State

The Company received approval from the New York State Department of Health to offer, market and report results of the Company's ResponseDX® tests to healthcare providers in the State of New York in December of 2014.

The State of New York is the third most populated state and is the only U.S. state that requires an independent regulatory review process including clinical and technical evaluation for laboratory developed tests. It conducts one of the most demanding investigations including validation of laboratory developed tests and an on-site inspection of each laboratory seeking a New York State clinical laboratory permit. The State's review of the Company was completed after the Company met all of the State's regulatory requirements including a two-day inspection of the Company's CLIA certified laboratory on September 23rd and 24th of 2014.

TC/PC Offering Facilitates Increased DX Testing Volume

Originally introduced at the end of the third quarter of 2013, the Company has begun to realize meaningful volume increases attributable to the marketing of its state-of-the-art technical component/professional component (TC/PC) testing service. TC/PC describes a specimen referral arrangement where the TC (technical component) and the PC (professional component) for each case are split apart and billed separately by the laboratory that generates the data and the pathologist or medical group that performs the analysis. This service enables the Company to pursue larger accounts where the ordering pathologists wish to retain the professional component, or the interpretation of the technical results. The Company believes this opens up a broad market opportunity to partner with pathologists and hospitals in providing best-in-class molecular diagnostics testing services through the Company’s technological strengths in processing samples and transmitting data and images of such processing electronically to pathologists for their interpretation.

Awarded Contract as Exclusive Molecular Screening Center for ALCHEMIST Trial

In August of 2014, the Company announced that it was awarded a multi-million dollar research contract to support the Adjuvant Lung Cancer Enrichment Marker Identification and Sequencing Trials (“ALCHEMIST”). ALCHEMIST consists of 3 integrated precision medicine trials that are being implemented through the National Clinical Trials Network (“NCTN”) of the National Cancer Institute (“NCI”).

ALCHEMIST will involve screening thousands of patients with resected early-stage lung cancer in order to identify those patients with two specific gene changes: EGFR gene mutations and ALK gene rearrangement. The trial was launched in August of 2014 and all samples will be tested at the Company’s CLIA laboratory in Los Angeles, CA.

Conference Call Details

To access the conference call by phone on March 31, 2015 at 4:30 p.m. ET, dial (800) 537-0745 or (253) 237-1142 for international participants. A telephone replay will be available beginning approximately two hours after the call through April 2, 2015, and may be accessed by dialing (855) 859-2056 or (404) 537-3406. The conference passcode for both the live call and replay is 10215977.

To access the live and archived webcast of the conference call, go to the Investor Relations section of the Company's Web site at http://investor.responsegenetics.com/events.cfm. It is advised that participants connect at least 15 minutes prior to the call to allow for any software downloads that might be necessary.

All results reflected in this press release should be considered preliminary and are subject to change until the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 is filed with the Securities and Exchange Commission.

About Response Genetics, Inc.

Response Genetics, Inc. (the "Company") is a CLIA-certified clinical laboratory focused on the development and sale of molecular diagnostic testing services for cancer. The Company's technologies enable extraction and analysis of genetic information derived from tumor cells stored as formalin-fixed and paraffin-embedded specimens. The Company's principal customers include oncologists and pathologists. In addition to diagnostic testing services, the Company generates revenue from the sale of its proprietary analytical pharmacogenomic testing services of clinical trial specimens to the pharmaceutical industry. The Company's headquarters is located in Los Angeles, California. For more information, please visit www.responsegenetics.com.

Forward-Looking Statement Notice

Except for the historical information contained herein, this press release and the statements of representatives of the Company related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company's plans, objectives, projections, expectations and intentions, such as the ability of the Company, to provide clinical testing services to the medical community, to continue to expand its sales force, to continue to offer its TC/PC services, to obtain and retain larger accounts for its DX business, to increase sales of ResponseDX: Tissue of OriginTM test, to attract and retain qualified management, to strengthen marketing capabilities, to expand the suite of ResponseDX® products, to continue to provide clinical trial support to pharmaceutical clients, to enter into new collaborations with pharmaceutical clients, to enter into areas of companion diagnostics, to continue to execute on its business strategy and operations, to continue to analyze cancer samples and the potential for using the results of this research to develop diagnostic tests for cancer, the usefulness of genetic information to tailor treatment to patients, and other statements identified by words such as "project," "may," "could," "would," "should," "believe," "expect," "anticipate," "estimate," "intend," "plan" or similar expressions.

These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. Actual results, including, without limitation, actual sales results, if any, or the application of funds, may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control). The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

RESPONSE GENETICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2013	2014
	(Unaudited)	(Unaudited)

Cash and cash equivalents	$8,148,599	$2,222,491
Accounts receivable, net	6,225,923	7,810,417
Prepaid expenses and other current assets	981,908	1,182,748
Total current assets	15,356,430	11,215,656
Property and equipment, net	1,934,582	1,406,405
Intangible assets, net	767,223	631,149
Other assets	-	191,874
Total assets	$18,058,235	$13,445,084

Accounts payable	$1,694,312	$1,609,741
Accrued expenses	3,811,315	3,337,177

Capital lease obligation, current portion	157,238	100,951
Total current liabilities	5,662,865	5,047,869

Capital lease obligation, long term portion	136,419	103,472
Line of credit	1,000,000	1,500,000
Term loan, net	-	7,963,850
Total liabilities	6,799,284	14,615,191

Total stockholders’ equity (deficit)	5,758,951	(1,170,107)
Total liabilities, common stock classified outside of stockholders’ equity (deficit) and stockholders’ equity (deficit)	$18,058,235	$13,445,084

The condensed consolidated balance sheets are derived from the audited consolidated financial statements included in the Company’s Form 10-K for the fiscal year ended December 31, 2014.

RESPONSE GENETICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

	Three Months Ended December 31, (Unaudited)		Year Ended December 31, (Unaudited)
	2013	2014	2013	2014
Net revenue	$4,770,977	$4,079,167	$19,801,359	$16,720,327

Cost of revenue	2,473,627	2,444,593	10,456,082	10,011,425

Gross profit	2,297,350	1,634,574	9,345,277	6,708,902

Operating expenses:
Selling and marketing	1,460,085	1,070,152	5,421,797	5,110,076
General and administrative	3,518,702	3,320,968	10,262,623	12,876,981
Research and development	470,184	311,239	1,606,662	1,729,433
Total operating expenses	5,448,971	4,702,359	17,291,082	19,716,490
Operating loss	(3,151,621)	(3,067,785)	(7,945,805)	(13,007,588)
Other income (expense):
Interest expense	(25,895)	(358,250)	(91,844)	(664,727)
Interest income	2	-	48	-
Other	(3,417)	13,973	17,086	(27,047)
Net loss	(3,180,931)	(3,412,062)	(8,020,515)	(13,699,362)
Unrealized gain (loss) on foreign currency translation	(897)	29,012	(3,464)	7,469
Comprehensive loss	$(3,181,828)	$(3,383,050)	$(8,023,979)	$(13,691,893)

Net loss per share — basic and diluted	$(0.09)	$(0.09)	$(0.24)	$(0.35)

Weighted-average common shares — basic and diluted	36,037,356	38,788,225	33,481,439	38,755,546

The condensed consolidated statements of operations are derived from the audited consolidated financial statements included in the Company’s Form 10-K for the year ended December 31, 2014.

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